Exhibit 99.1

HACKENSACK, NJ,  September 8, 2014 – First Real Estate Investment Trust of New Jersey (“FREIT”) reports its operating results for the nine and three-month periods ended July 31, 2014 and 2013. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL	Nine Months Ended July 31,
HIGHLIGHTS	2014	2013
* Net Income Per Share-Basic	$1.59	$0.61
* Dividends Per Share	$0.90	$0.90
* AFFO Per Share-Basic	$1.05	$0.92
* AFFO Payout	85.7%	97.8%
* Average Residential Occupancy	95.2%	92.5%
* Average Commercial Occupancy (a)	82.7%	81.5%
(a) Includes occupancy for the Rotunda shopping center, which is undergoing a major redevelopment project. Also includes occupancy of Damascus shopping center, which recently underwent a major redevelopment project and is currently 83% leased and 77% occupied.

RESULTS OF OPERATIONS

Table of Net Income Components

The table below presents the revenue and net income components that impacted net income-common equity for the nine and three-month periods ended July 31, 2014 and 2013:

NET INCOME COMPONENTS
	Nine Months Ended			Three Months Ended
	July 31,			July 31,
	2014	2013	Change	2014	2013	Change
	(In thousands)			(In thousands)
Income from real estate operations:
Commercial properties	$9,621	$10,024	$(403)	$3,173	$3,416	$(243)

Residential properties	7,929	7,182	747	2,787	2,444	343
Total income from real estate operations	17,550	17,206	344	5,960	5,860	100

Financing costs:
Fixed rate mortgages	(8,259)	(7,997)	(262)	(2,761)	(2,725)	(36)
Floating rate - Rotunda & Damascus (a)	(411)	(563)	152	(146)	(59)	(87)
Floating rate - Credit line	(48)	—	(48)	(48)	—	(48)
Other- Corporate interest	(460)	(472)	12	(182)	(165)	(17)
Less capitalized interest	744	—	744	524	—	524
Total financing costs	(8,434)	(9,032)	598	(2,613)	(2,949)	336

Investment income	133	150	(17)	50	50	—

General & administrative expenses:
Accounting fees	(388)	(395)	7	(125)	(120)	(5)
Legal & professional fees	(76)	(78)	2	(39)	(41)	2
Trustee fees	(383)	(389)	6	(129)	(131)	2
Corporate expenses	(375)	(412)	37	(126)	(113)	(13)
Total general & administrative expenses	(1,222)	(1,274)	52	(419)	(405)	(14)

Depreciation	(4,654)	(4,533)	(121)	(1,614)	(1,511)	(103)

Acquisition costs - Regency	(648)	—	(648)	(648)	—	(648)

Income from continuing operations	2,725	2,517	208	716	1,045	(329)

Income from discontinued operations	7	811	(804)	—	48	(48)
Gain on sale of discontinued operations	8,734	1,377	7,357	—	—	—

Net income	11,466	4,705	6,761	716	1,093	(377)
Net income attributable to noncontrolling
interests in subsidiaries	(453)	(454)	1	(162)	(182)	20

Net income attributable to common equity	$11,013	$4,251	$6,762	$554	$911	$(357)

(a) Damascus converted to fixed rate loan in February 2013.

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Operating Results

Real estate revenue for the nine months ended July 31, 2014 (“Current Nine Months”) increased 3.1% to $31,637,000, compared to $30,678,000 for the nine months ended July 31, 2013 (“Prior Nine Months”). For the three months ended July 31, 2014 (“Current Quarter”), real estate revenue increased 0.5% to $10,433,000, compared to $10,384,000 for the three months ended July 31, 2013 (“Prior Year’s Quarter”). Income from continuing operations for the Current Nine Months and Current Quarter was $2,725,000 and $716,000, respectively, compared to $2,517,000 and $1,045,000, for the prior year’s comparable periods, respectively. Included in income from continuing operations for both the Current Nine Months and Current Quarter were acquisition expenses of approximately $648,000 relating to the acquisition of the Regency Club apartments in June 2014.

Net income attributable to common equity (“net income-common equity”) for the Current Nine Months was $11,013,000 ($1.59 per share basic), compared to $4,251,000 ($0.61 per share basic) for the Prior Nine Months. Net income-common equity for the Current Quarter was $554,000 ($0.08 per share basic), compared to $911,000 ($0.13 per share basic) for the Prior Year’s Quarter. Included in net income-common equity for the Current Nine Month period was a gain of approximately $8.7 million relating to the sale of the South Brunswick property in December 2013, which was partially offset by $648,000 of acquisition expenses related to the Regency Club purchase in June 2014 (see Residential Segment for more detail regarding this acquisition). Included in net income-common equity for the Prior Nine Months and the Prior Year’s Quarter was a gain of approximately $1.4 million relating to the sale of the Palisades Manor property in April 2013. Also included in net income-common equity for the Prior Nine Month period was a $720,000 income tax credit related to the sale of the Heights Manor property. (See discussion under Residential Segment for additional information.)

SEGMENT INFORMATION

The following table sets forth comparative net operating income ("NOI") data for FREIT’s real estate segments and reconciles the NOI to consolidated net income-common equity for the Current Nine Months and Current Quarter, as compared to the prior year’s comparable periods. (See below for definition of NOI.):

	Commercial				Residential				Combined
	Nine Months Ended				Nine Months Ended				Nine Months Ended
	July 31,		Increase (Decrease)		July 31,		Increase (Decrease)		July 31,
	2014	2013	$	%	2014	2013	$	%	2014	2013
	(In thousands)				(In thousands)				(In thousands)
Rental income	$13,017	$13,112	$(95)	-0.7%	$14,557	$13,602	$955	7.0%	$27,574	$26,714
Reimbursements	3,798	3,732	66	1.8%	—	—	—		3,798	3,732
Other	15	167	(152)	-91.0%	389	209	180	86.1%	404	376
Total revenue	16,830	17,011	(181)	-1.1%	14,946	13,811	1,135	8.2%	31,776	30,822

Operating expenses	7,070	6,843	227	3.3%	7,017	6,629	388	5.9%	14,087	13,472
Net operating income	$9,760	$10,168	$(408)	-4.0%	$7,929	$7,182	$747	10.4%	17,689	17,350
Average
Occupancy %	82.7%	81.5%		1.2%	95.2%	92.5%		2.7%

Reconciliation to consolidated net income:
Deferred rents - straight lining	(123)	(126)
Amortization of acquired leases	(16)	(18)
Investment income	133	150
General and administrative expenses	(1,222)	(1,274)
Acquisition costs - Regency	(648)	—
Depreciation	(4,654)	(4,533)
Financing costs	(8,434)	(9,032)
Income from continuing operations	2,725	2,517
Income from discontinued operations	7	811
Gain on sale of discontinued operations	8,734	1,377
Net income	11,466	4,705
Net income attributable to noncontrolling interests	(453)	(454)
Net income attributable to common equity	$11,013	$4,251

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	Commercial				Residential				Combined
	Three Months Ended				Three Months Ended				Three Months Ended
	July 31,		Increase (Decrease)		July 31,		Increase (Decrease)		July 31,
	2014	2013	$	%	2014	2013	$	%	2014	2013
	(In thousands)				(In thousands)				(In thousands)
Rental income	$4,288	$4,321	$(33)	-0.8%	$5,096	$4,540	$556	12.2%	$9,384	$8,861
Reimbursements	1,051	1,435	(384)	-26.8%	—	—	—		1,051	1,435
Other	(21)	37	(58)	-156.8%	61	72	(11)	-15.3%	40	109
Total revenue	5,318	5,793	(475)	-8.2%	5,157	4,612	545	11.8%	10,475	10,405

Operating expenses	2,103	2,356	(253)	-10.7%	2,370	2,168	202	9.3%	4,473	4,524
Net operating income	$3,215	$3,437	$(222)	-6.5%	$2,787	$2,444	$343	14.0%	6,002	5,881
Average
Occupancy %	82.3%	81.5%		0.8%	96.5%	92.5%		4.0%

Reconciliation to consolidated net income:
Deferred rents - straight lining	(37)	(15)
Amortization of acquired leases	(5)	(6)
Investment income	50	50
General and administrative expenses	(419)	(405)
Acquisition costs - Regency	(648)	—
Depreciation	(1,614)	(1,511)
Financing costs	(2,613)	(2,949)
Income from continuing operations	716	1,045
Income from discontinued operations	—	48
Net income	716	1,093
Net income attributable to noncontrolling interests	(162)	(182)
Net income attributable to common equity	$554	$911

NOI is based on operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other items. FREIT assesses and measures segment operating results based on NOI.

Same Property NOI: FREIT considers same property net operating income (“Same Property NOI”) to be a useful supplemental non-GAAP measure of our operating performance. We define same property within both our commercial and residential segments to be those properties that we have owned and operated for both the current and prior periods presented, excluding those properties that we acquired, redeveloped or classified as discontinued operations during those periods. Any newly acquired property that has been in operation for less than a year, any property that is undergoing a major redevelopment, but may still be in operation at less than full capacity, and/or any property that is under contract for sale are not considered same property.

NOI and Same Property NOI are non-GAAP financial measures and are not measures of operating results or cash flow as measured by generally accepted accounting principles, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

Commercial Segment

As indicated in the table above under the caption Segment Information, total revenue and NOI from FREIT’s commercial segment for the Current Nine Months decreased by 1.1% and 4.0%, respectively, from the Prior Nine Months. For the Current Quarter, total revenue and NOI decreased by 8.2% and 6.5%, respectively, from the Prior Year’s Quarter. The decrease in total revenue for the Current Nine Months and Current Quarter was primarily due to: (a) higher vacancies at the Rotunda, stemming from not renewing expired tenant leases to facilitate the renovation and expansion at the center, (b) slightly higher vacancies at the Preakness Shopping Center, and (c) lower common area maintenance charge reimbursements for the current year at the Preakness Shopping Center. Prior year’s common area maintenance charges included tenant reimbursements for major parking lot repairs at the center totaling approximately $200,000. The factors contributing to the decrease in revenue more than offset the benefits of higher base rent at the Damascus shopping center, the opening of G-Mart Frederick, Inc. (“G-Mart”), an international grocery store chain at the Westridge Square shopping center, and higher expense reimbursements stemming from an increase in common area maintenance charges due to the recent harsh winter in the northeast. The decrease in NOI for the Current Nine Months and Current Quarter was primarily due to a decrease in rental revenue, as described above, and higher operating expenses in the Current Nine Months, that could not be passed on to the tenants as part of common area maintenance charges.

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Same Property Operating Results: FREIT’s commercial segment currently contains nine (9) same properties. (See definition of same property under Segment Information above.) Since The Rotunda property is currently undergoing a major redevelopment and is operating at less than full capacity, it has been excluded from same property results for all periods presented. For the Current Nine Months, same property revenue and same property NOI for our commercial segment increased by 2.2% and 0.7%, respectively, as compared to the Prior Nine Months. For the Current Quarter, same property revenue and same property NOI for our commercial segment decreased by 4.0% and 2.6%, respectively, as compared to the Prior Year’s Quarter. The increase in same property revenue and same property NOI for the Current Nine Months was primarily due to: (a) higher base rent at the Damascus shopping center, (b) the opening of G-Mart at the Westridge Square shopping center. The decrease in same property revenue and same property NOI for the Current Quarter was primarily due to lower rental income at the Preakness Shopping Center resulting from slightly higher vacancies, and higher operating expenses that could not be passed on to the tenants as part of common area maintenance charges.

The US economic recovery continues to show signs of improvement, with retail sales also showing slight improvement. Despite minor tenant fall-out at some of our properties, occupancy at our other commercial properties has been on the upswing for the Current Quarter. Average occupancy for the Current Nine Months increased 1.2%, compared to the Prior Nine Months. For the Current Quarter, average occupancy increased 0.8% over the comparable prior year’s period. Excluding the impact of the Rotunda property, which is currently undergoing a major redevelopment project that began in September 2013, average occupancy rates for the Current Nine Months increased 2.9% over last year’s comparable period.

On December 20, 2013, FREIT’s South Brunswick property was sold for $11 million resulting in a capital gain of approximately $8.7 million net of sales fees and commissions. FREIT has structured this sale in a manner that qualifies it as a like-kind exchange of real estate pursuant to Section 1031 of the Internal Revenue Code, as amended. Such a transaction will result in a deferral for income tax purposes of the $8.7 million capital gain. A replacement property related to this like-kind exchange was identified, and the replacement property was purchased on June 18, 2014. (See Residential segment below.)

Residential Segment

As indicated in the table above under the caption Segment Information, total revenue and NOI from FREIT’s residential segment for the Current Nine Months increased by 8.2% and 10.4%, respectively, as compared to the Prior Nine Months. For the Current Quarter, total revenue and NOI increased 11.8% and 14.0%, respectively, as compared to the Prior Year’s Quarter. The increase in total revenue and NOI for the Current Nine Months and Current Quarter was primarily attributable to: (a) increased base rent, (b) a net insurance recovery of $200,000, recorded in the current year’s first quarter, relating to damages incurred at our Steuben Arms property last year as a result of Hurricane Sandy, (c) higher occupancy levels at all of our properties, and (d) the Regency Club acquisition. Average occupancy levels for the Current Nine Months increased 2.7%, as compared to last year’s comparable period. For the Current Quarter, average occupancy increased 4.0% as compared to the Prior Year’s Quarter. Exclusive of the Regency property, average occupancy rates for the Current Nine Months increased 2.0% over last year’s comparable period.

Same Property Operating Results: FREIT’s residential segment currently contains six (6) same properties. (See definition of same property under Segment Information above.) Same property revenue and same property NOI for FREIT’s residential segment for the Current Nine Months increased by 6.4% and 8.5%, respectively, as compared to the prior year’s comparable period. For the Current Quarter, same property revenue and same property NOI increased 6.2% and 8.6%, respectively, as compared to the Prior Year’s Quarter. The increase in total revenue and NOI for the Current Nine Months and Current Quarter was primarily attributable to: (a) increased base rent, (b) a net insurance recovery of $200,000, recorded in the current year’s first quarter, relating to damages incurred at our Steuben Arms property last year as a result of Hurricane Sandy, and (c) higher occupancy levels at all of our properties. The Regency Club property is not included as same property, since it is a newly acquired property that has been in operation for less than a year. The Palisades Manor and Grandview Apartment properties, which were sold in April 2013 and August 2013, respectively, are classified as discontinued operations and therefore also not included as same property.

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In connection with the Heights Manor sale, FREIT recognized a capital gain of approximately $9.5 million of which it distributed approximately $5 million to its shareholders during the fiscal year ended October 31, 2012. As FREIT did not intend to distribute to its shareholders the remaining $4.5 million of capital gain, FREIT provided approximately $1.5 million federal and $400,000 state income taxes on such undistributed gain, which was charged to discontinued operations in the fiscal year ended October 31, 2012. In the quarter ended January 31, 2013, FREIT elected, under Section 858 of the Internal Revenue Code, to treat the $1.4 million dividend paid during such period as a distribution of the prior year’s capital gain and, accordingly, reversed $720,000 of the income tax liability, which has been credited to income from discontinued operations for the nine-month period ended July 31, 2013.

On June 18, 2014, FREIT completed the acquisition of the Regency Club, a residential apartment complex located in Middletown, New York. The Regency Club complex consists of 132 units in 11 buildings and a clubhouse. The acquisition cost was $20,625,000 (exclusive of $648,000 of transaction costs), which was funded in part with the $9.8 million in net proceeds from the sale of the South Brunswick land, and the remaining balance of $11.5 million was funded utilizing $10 million of FREIT’s credit line with Provident Bank, and FREIT’s available cash. FREIT is in the process of securing long-term financing to replace the funds borrowed from its credit line.

FREIT identified the Regency Club as a replacement property for the vacant land located in South Brunswick, New Jersey that FREIT had sold on December 20, 2013. The sale of the South Brunswick land and the subsequent purchase of the Regency Club were structured in a manner that would qualify as a like-kind exchange of real estate pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and resulted in a deferral for income tax purposes of the realization of the $8.7 million gain on the sale of the South Brunswick land. FREIT’s acquisition of the Regency Club completes this like-kind exchange.

ADJUSTED FUNDS FROM OPERATIONS

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Effective with the 3rd Quarter of Fiscal 2013, FREIT revised its FFO calculation to be in conformance with the NAREIT definition. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of their decision making process. These adjustments to GAAP net income are amortization of acquired leases, straight-line rents, FFO from discontinued operations and recurring capital improvements on our residential apartments. The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is useful to investors as a supplemental gauge of our operating performance.

We compute FFO and AFFO as follows:

	Nine Months Ended July 31,		Three Months Ended July 31,
	2014	2013	2014	2013
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Funds From Operations ("FFO") (a)

Net income	$11,466	$4,705	$716	$1,093
Depreciation of consolidated properties	4,654	4,533	1,614	1,511
Depreciation of discontinued operations	—	10	—	2
Amortization of deferred leasing costs	221	204	89	77
Gain on sale of discontinued operations	(8,734)	(1,377)	—	—
Distributions to minority interests	(765)	(462)	(300)	(60)
FFO	$6,842	$7,613	$2,119	$2,623

Per Share - Basic	$0.99	$1.10	$0.31	$0.38

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$6,842	$7,613	$2,119	$2,623
Amortization of acquired leases	16	18	5	6
Deferred rents (straight lining)	123	126	37	15
Acquisition expenses - Regency Apartments	648	—	648	—
Less: FFO from discontinued operations	(7)	(821)	—	(50)
Capital improvements - apartments	(351)	(542)	(210)	(341)
AFFO	$7,271	$6,394	$2,599	$2,253

Per Share - Basic	$1.05	$0.92	$0.38	$0.32

Weighted Average Shares Outstanding:
Basic	6,925	6,942	6,922	6,942

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FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and AFFO may not be directly comparable to that of other REITs.

DIVIDENDS

The 3rd quarter dividend of $0.30 per share will be paid on September 15, 2014 to shareholders of record on September 2, 2014. Dividends for the fiscal year amount to an aggregate of $0.90 per share.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recently filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $302 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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